Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Synergx Systems Inc on Form S-8, File No. 333-107231 of our report dated January 5, 2009 with respect to our audit of the consolidated financial statements of Synergx Systems Inc. and subsidiaries as of September 30, 2008 and for the year ended September 30, 2008, which report is included in this Annual Report on Form 10-KSB of Synergx Systems Inc. and Subsidiaries for the year ended September 30, 2008.

/s/ Nussbaum Yates Berg Klein & Wolpow,  LLP

Nussbaum Yates Berg Klein & Wolpow,  LLP
Melville, New York
January 5, 2009